Free Writing Prospectus

Dated October 14, 2020

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-08

$1.5 billion CarMax Auto Owner Trust (CARMX 2020-4) Prime Auto Loan

Joint Bookrunners: RBC (str), Mizuho, MUFG, Wells Fargo

Co-Managers: Barclays, Credit Suisse, Scotiabank, TD

CLS	SIZE(mm)	WAL	S/F	E.FNL	L.FNL	BNCH	SPRD	YLD%	CPN%	PRICE
A-1	231.00	0.27	A-1+/F1+	04/21	10/21	iLib	+ 1	0.24198		100.00000
A-2	548.00	1.15	AAA/AAA	08/22	01/24	EDSF	+ 11	0.320	0.31	99.98873
A-3	485.00	2.62	AAA/AAA	04/24	08/25	iSwp	+ 26	0.509	0.50	99.97799
A-4	125.31	3.81	AAA/AAA	10/24	06/26	iSwp	+ 33	0.631	0.63	99.99936
B	48.19	3.98	AA/AA	10/24	06/26	iSwp	+ 55	0.859	0.85	99.97077
C	38.40	3.98	A/A	10/24	08/26	iSwp	+ 100	1.309	1.30	99.97889
D	24.10	3.98	BBB/BBB	10/24	04/27	iSwp	+ 145	1.759	1.75	99.99007

Expected Pricing	: PRICED	Expected Ratings	: S&P/Fitch
Expected Settlement	: 10/21/20	Registration	: SEC Registered
First Payment Date	: 11/16/20	ERISA Eligible	: Yes
RR Compliance	: US-Yes; EU-No	Pricing Speed	: 1.30% ABS to 10% clean-up
BBERG Ticker	: CARMX 2020-4	Min Denoms	: 5k x 1k

-MARKETING MATERIALS-

Preliminary Prospectus: (attached)

Ratings FWP:                (attached)

Intex CDI:                     (attached)

IntexNet Dealname “rbccarx2004”;         Password “XUKX”

DealRoadshow: www.dealroadshow.com; Password “CARMX204”

Cusips:

A-1: 14316H AA0

A-2: 14316H AB8

A-3: 14316H AC6

A-4: 14316H AD4

B:     14316H AE2

C:     14316H AF9

D:     14316H AG7

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.